Exhibit 99.1

                                                                                                                                                            XL Capital Ltd
XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280
Press Release

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294 7460	(441) 294 7290

ROBERT R. GLAUBER RETURNS TO XL CAPITAL LTD BOARD

Hamilton, Bermuda - September 21, 2006 - XL Capital Ltd (NYSE:XL) (“XL” or “the Company”) today announced that Mr. Robert R. Glauber has been re-appointed to the Company’s Board of Directors.

Mr. Glauber originally served on the XL Board from 1998 to May 2005, at which time he stepped down to focus on other business commitments. Most recently, Mr. Glauber served as Chief Executive Officer of the National Association of Securities Dealers, Inc. (“NASD”) from November 2000 to August 2006 and, in addition, as Chairman from September 2001 to August 2006. Mr. Glauber, who is currently a director of Moody's Corporation and Freddie Mac, has previously served on the boards of the Federal Reserve Bank of Boston, a number of Dreyfus mutual funds and the Investment Company Institute. From 1989 to 1992, he served as Under Secretary of the Treasury for Finance and, prior to that, was a Professor of Finance at the Harvard Business School. After leaving the Treasury, he was a lecturer at Harvard’s Kennedy School of Government before joining NASD. He is currently a Visiting Professor at the Harvard Law School.

XL Chairman Michael P. Esposito, Jr., said: "I am pleased to welcome Bob Glauber back to the Board. His contributions have been invaluable to us in the past and there is no doubt that his wealth of knowledge and broad business and governmental experience will be beneficial to XL in the future.”

XL President and Chief Executive Officer Brian M. O'Hara added: “Having Bob join us again is particularly momentous as XL rounds out its 20th anniversary year. I think it is only fitting that he join us again as we look to take XL to the next phase of development.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of June 30, 2006, XL Capital Ltd had consolidated assets of approximately $58.5 billion and consolidated shareholders' equity of $8.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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